Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of Paramount Gold Nevada Corp. of our report dated September 16, 2019 with respect to the consolidated financial statements of Paramount Gold Nevada Corp. for the year ended June 30, 2019. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-3 (333-218295) incorporated by reference in this Registration Statement.

Yours truly,

/s/ MNP LLP

Vancouver, Canada

May 20, 2020